UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 13, 2006

Starwood Hotels & Resorts Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	1-7959	52-1193298
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1111 Westchester Avenue, White Plains, New York		10604
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(914) 640-8100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 13, 2006, Starwood Hotels & Resorts Worldwide, Inc. (the "Company") entered into a separation agreement with Mr. Theodore Darnall. In accordance with the terms of the separation agreement, Mr. Darnall’s employment with the Company ceased on October 15, 2006. Pursuant to the separation agreement and as set forth in Mr. Darnall’s employment agreement, (i) the Company will pay to Mr. Darnall a lump sum of $728,787.30, which represents one year’s base salary plus 50% target bonus, less the outstanding amount of a loan from the Company to Mr. Darnall, (ii) Mr. Darnall’s outstanding options will be accelerated and (iii) the Company will make COBRA premium payments on Mr. Darnall’s behalf, minus his normal contributions, for a period of twelve months should Mr. Darnall choose to continue coverage under the Company’s applicable plans. Mr. Darnall will also receive the unpaid amounts previously deferred in accordance with Company policy from his annual bonus in 2005 and 2006. In addition, Mr. Darnall’s restricted stock awards will continue to vest in accordance with their terms subject to Mr. Darnall’s compliance with certain non-competition and non-solicitation provisions contained in the separation agreement. The separation agreement contains a mutual release and waiver by both parties for matters pertaining to or arising out of Mr. Darnall’s employment. The foregoing description of Mr. Darnall’s separation agreement is qualified in its entirety by the agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 above is incorporated herein by reference. In connection with Mr. Darnall’s separation agreement, Mr. Darnall’s employment agreement was terminated.

Item 9.01 Financial Statements and Exhibits.

10.1 Separation Agreement between Starwood Hotels and Resorts Worldwide, Inc. and Theodore Darnall.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Starwood Hotels & Resorts Worldwide, Inc.

October 17, 2006	By:	Kenneth S. Siegel

Name: Kenneth S. Siegel
Title: Chief Administrative Officer & General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement between Starwood Hotels & Resorts Worldwide, Inc. and Theodore Darnall.